UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 20, 2011, Empire Resorts, Inc. (the “Company”) obtained the final results of its rights offering (the “Rights Offering”), which expired on May 20, 2011 at 5:00 p.m., Eastern Daylight Time.  The Company’s stockholders validly subscribed for 19,886,776 shares of the Company’s common stock, par value $0.01 per share, in the Rights Offering.   The rights were exercised at $0.8837 per share, resulting in total gross proceeds to the Company from the Rights Offering of approximately $17.6 million.

As previously reported, on March 22, 2011, the Company received notice from the NASDAQ Stock Market (“Nasdaq”) that the Company no longer complied with Nasdaq Listing Rule 5450(b)(1)(A) concerning stockholders’ equity because the Company’s stockholders’ equity had fallen below $10 million as of December 31, 2010.  As of the date of this Current Report, the Company believes it has regained compliance with the Nasdaq stockholders’ equity requirement after giving effect to the consummation of the Rights Offering.  Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement, however, and, if at the time of our next periodic report, the Company does not evidence compliance, we may be subject to delisting.  In addition, the Company continues to consider actions that it may take to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Market.

On May 24, 2011, the Company issued a press release announcing the final results of the Rights Offering, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press release, issued May 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: May 25, 2011	By:	/s/ Joseph A. D’Amato
	Name:	Joseph A. D’Amato
	Title:	Chief Executive Officer

Exhibits

Exhibit No.	Description
99.1	Press release, issued May 24, 2011.